Calculation of Filing Fee Tables
S-3
Camping World Holdings, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A common stock, $0.01 par value per share	457(r)	16,829,267	$ 20.50	$ 344,999,973.50	0.0001531	$ 52,819.50
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 344,999,973.50		$ 52,819.50
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 52,819.50
Offering Note
[1]	Includes 2,195,121 shares of Class A common stock that the underwriters have an option to purchase.

Narrative Disclosure
The maximum aggregate amount of the securities to which the prospectus relates is 16,829,267. The maximum aggregate offering price of the securities to which the prospectus relates is $344,999,973.50. The prospectus is a final prospectus for the related offering.
The registration fee represents deferred payment of the registration fees in connection with the Registrant's Registration Statement on Form S-3 (File. No. 333-282897).